EXHIBIT 99


NCBC to Acquire Hillsborough Savings Bank; Acquisition to Enhance North Carolina Market Coverage

December 28, 1999 08:09 AM Eastern Time MEMPHIS, Tenn., Dec. 28 /PRNewswire/ -- National Commerce Bancorporation NCBC and Piedmont Bancorp., Inc. (Amex: PDB) announced today an agreement whereby NCBC will acquire Piedmont Bancorp., Inc., the holding company of Hillsborough Savings Bank, Inc., SSB, through an exchange of ---- stock. Based upon the recent trading prices for NCBC's common stock, the aggregate purchase price paid by NCBC would be $34.5 million and would result in Piedmont Bancorp. shareholders receiving shares valued at $12.52 for each Piedmont Bancorp. share held, subject to certain limitations set forth in the merger agreement.

The transaction, expected to close late in the first quarter or early in the second quarter of 2000, is subject to shareholder and regulatory approval. Once the transaction is completed, NCBC will operate the Hillsborough Savings Bank locations as branches of NBC Bank, FSB, its North Carolina banking subsidiary.

Hillsborough Savings Bank is a $147 million-asset bank with three banking offices in Hillsborough, Chapel Hill and Durham, N.C. NBC Bank, FSB is a $344 million-asset bank with 23 branches and 24 ATMs concentrated in the state's "Triangle" region, as defined by the geographic positions of cities Raleigh, Durham, and Chapel Hill, N.C. Upon completion of the acquisition, NBC will have $492 million in assets, 26 branches and 28 ATM locations in North Carolina.

"Acquisitions such as Hillsborough Savings Bank, as well as others transacted in our Tennessee markets in recent months, support our corporate strategy of entering markets de novo, with multiple supermarket locations for rapid and efficient deposit and loan growth. The in-market acquisitions provide traditional locations that act as catalysts for small business banking, commercial lending and private banking services," said Thomas M. Garrott, NCBC chairman and chief executive officer. "We are especially pleased to team up with Hillsborough Savings Bank, such a long standing, community bank with great tradition and deep roots in area since 1913."

"We are very excited about our upcoming affiliation with NBC Bank," said D. Tyson Clayton, president and chief executive officer of Piedmont Bancorp. "We believe the two organizations complement one another. NCBC is a strong financial partner that shares our devotion to customer service," he added.
"The addition of Hillsborough Savings Bank should allow NBC to expand the delivery of products and services to customers in this dynamic, rapidly growing region," said William R. Reed, Jr., NCBC vice chairman and senior banking officer. "The Hillsborough bank's traditional branch in Durham complements NBC's five in-store locations there, while the Hillsborough Savings Bank locations in Hillsborough and Chapel Hill allow us to enter Orange County with full-service, traditional branches for the first time," he said.

NBC Bank, FSB President John G. Stallings, Jr. added, "This combination will allow NBC to provide strong delivery channels in every corner of the Triangle. With branches now covering Orange and Durham counties, in addition to our strong presence in Wake County, we will have a greater ability to form and service customer relationships across the region."
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About National Commerce Bancorporation
National Commerce Bancorporation, headquartered in Memphis, Tenn., is a $7 billion-asset sales and marketing organization that provides select financial services and consulting activities through a national network of banking affiliates and non-banking subsidiaries. In its May 1999 edition, USBanker magazine ranked NCBC the top performing financial institution in the United States for 1998 based on non-performing asset ratio, net charge-off ratio, return on equity, efficiency ratio, leverage ratio and tier one capital ratio. The company has been ranked in the top four by this publication each year since 1995. NCBC operates 162 banking locations in Tennessee, North Carolina,
Virginia, West Virginia, Georgia Mississippi and Arkansas and is the parent company of National Commerce Bank Services, Inc., recognized nationally and internationally as the leading provider of in-store banking services.

About Piedmont Bancorp., Inc.
Piedmont Bancorp, Inc., headquartered in Hillsborough, N.C., and its wholly owned subsidiary Hillsborough Savings Bank, Inc., SSB, provide a complete line of banking and investment services to individuals and businesses through its three branches located in Hillsborough, Durham and Chapel Hill, N.C. SOURCE National Commerce Bancorporation